Exhibit 99.1

    BUSINESS OUTSOURCES SERVICES INC. ANNOUNCES LETTER OF INTENT TO NEGOTIATE
       AUTOLOGOUS INSULIN PRODUCING CELLS (AIPC) REGENERATION TECHNOLOGY.

TEL AVIV, ISRAEL, AUGUST 5, 2011 - Business Outsourcing, Inc., (OTCBB: BOUT) announces that is has signed a letter of intent with Prof. Sarah Ferber and Ms. Vered Caplan to have them use their best efforts to negotiate a license agreement on behalf of the Company with the Sheba Medical Center to acquire the exclusive rights to their functional autologous insulin producing cells (AIPC) regeneration technology.

Prof. Sarah Ferber Ph.D in Medical Science, is the head of the Molecular Endocrinology research unit at the Sheba Medical Center at Tel Hashomer hospital in Israel. For the last thirteen years, on behalf of the Sheba Medical Center, Prof. Ferber has developed this unique technology, substituting malfunctioning organs with new functional tissues created from the patient's own existing organs. The methodology has been patented in the United States, Europe, Japan, Canada and Australia.

Medical experts and scientists have stated that Sheba Medical Center's technology, currently in its developmental stage, could be pivotal in diabetes treatment. Prof. Ferber's work has been published in the most highly regarded scientific journals such as Nature Medicine, JBC, PNAS, Annual Reviews, Autoimmunity Journal and more. If the letter of intent can be acted upon and a license agreement reached, it would be Business Outsourcing Inc.'s intention to bring this technology to the clinical stage.

As part of the transaction, Prof. Ferber and Ms. Caplan would have consulting contracts to develop the project that would include options to purchase common stock in the Company. The Company would have to arrange financing and restructure its capital. Further, as part of the transaction, the Company will change its name to Orgenesis Inc. and conduct a 35 for one forward split of its common stock.

Closing of the intended transaction is conditional on getting approval and agreement by the Sheba Medical Center, completion and agreement of consulting and other documents, due diligence and other conditions.

ON BEHALF OF THE BOARD
BUSINESS OUTSOURCING SERVICES INC.
"Guilbert Cuison"
Guilbert Cuison
President and Director
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DISCLAIMER FOR FORWARD-LOOKING INFORMATION

Certain statements in this news release are forward-looking statements, which reflect the expectations of management regarding the Company's intention to enter into a license agreement, develop the AIPC regeneration technology and employ certain persons to develop the project, and that the technology could be pivotal for diabetes treatment. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: our failure to agree with other parties to enter into agreements as contemplated; our failure develop the AIPC regeneration technology, for any reason, our ability to raise the funds necessary to develop the AIPC regeneration technology, competition from other forms of therapy; and inability to meet compliance with all required government regulation. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements.